Exhibit 99.1

News Release
Media Contacts:
Nextel Communications, Inc. Roni Singleton, 703/433-3109
@Road Janie Escamilla FutureWorks, 408/428-0895 Ext. 104

Nextel and @Road® Help Small and Mid-Sized Businesses Improve Routing,
Dispatching and Job Scheduling with New Mobile Resource Management Solution

@Road Pathway SM Application Now Available Over Nextel’s Nationwide
All-Digital Wireless Network

RESTON, Va. & FREMONT, Calif. — September 2, 2003 – Nextel Communications, Inc. (NASDAQ: NXTL), a leading provider of fully integrated digital wireless communications services, and @Road (NASDAQ: ARDI), a leading provider of mobile resource management (MRM) services, today announced the addition of @Road PathwaySM to their suite of mobility service applications for workers in the field. @Road Pathway enables telecommunications, field service, construction, facilities/waste management, freight and passenger transportation, courier/delivery, distribution, security, cable/broadband and utilities companies that want a cost-effective MRM solution, to verify routes, stops and work schedules. The solution is now available on Nextel’s i58sr and i88s phones by Motorola with onboard assisted global positioning system (AGPS) capabilities.

“The @Road Pathway application and the proven GPS-capable Nextel phone gives small- and medium-sized businesses an entry-level solution that we believe will drive down costs and improve productivity through enhanced communication and management of their mobile workforces,” said Ernie Cormier, Nextel’s vice president of Business Solutions. “Nextel is responding to the needs of our customers with this scalable solution that allows them to upgrade as their businesses grow.”

The @Road Pathway solution incorporates a number of features that are designed to help minimize the manual tasks of managing mobile workers, including:

•	Customer-configurable maps and pre- and user-defined landmarks that are designed to provide location and proximity information about mobile workers from any Internet-connected PC

•	Recent location information of mobile resources from any Internet-connected PC

•	Mileage, time in transit, and start/stop reports

•	Stored location information for mobile workers outside a coverage area or on a phone call

•	Application hosting by @Road, minimizing customer information technology investments

“Today, we see companies of all sizes seeking to reduce costs and increase customer satisfaction,” said Krish Panu, president and CEO of @Road. “We believe that @Road Pathway can provide a company cost-effective services to more effectively manage its mobile workers and positively impact a company’s bottom line.”

Operating on Nextel’s nationwide all-digital data network, @Road Pathway is a hosted service that combines the convenience of wireless communications with access to mobile resource information via a secure @Road web site.

Companies can subscribe to @Road Pathway service for one- or two-year terms. Activating this solution requires a @Road Pathway service plan starting at $14.95 per month per subscriber, plus a one-time activation fee, the cost of a Nextel voice and Total Connect data plan, and a Nextel GPS-enabled phone.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 293 of the top 300 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 242 million people live or work.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 109,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the limited operating history of @Road, the ability of @Road to successfully deploy and support the @Road Pathway service described in this press release, dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003, Report on Form 10-Q dated August 8, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo and @Road Pathway are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.